Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES NAMES RICHARD J. SWANSON TO THE BOARD OF DIRECTORS


LITTLETON, CO - July 18, 2006 - ADA-ES, Inc. (NASDAQ:ADES) today announced that Richard J. Swanson, 70, has been appointed to the Board of Directors, bringing the number of independent directors on ADA-ES' Board to seven. Mr. Swanson has also been named Chairman of the Audit Committee.

From 1974-1980, Mr. Swanson was Vice President and Chief Financial Officer of The Regional Transportation District in Denver, CO. In 1980, he founded and remains President of Real Estate Associates, Inc., which has acquired or developed more than 30 commercial real estate projects ranging from apartments to research and development facilities, most of which have been sold. Until recently, Mr. Swanson was a chair with The Executive Committee (TEC) for 14 years in Denver, CO. There, he provided ongoing strategic coaching, facilitated problem definition and resolution, and enhanced the leadership skills of groups of Colorado CEOs from diverse public and private companies with revenues in the $15 to $600 million range.

Mr. Swanson currently serves as the Best Practices Coach for TEC, the Worlds Largest C.E.O. Membership Organization, where he works with new chairs engaged by TEC across the country during the first 4-6 months of the start up of their practice. He also serves as a director on the boards of public and private companies, national and international, with significant experience in audit, compensation, governance and special committees. He received an MBA from Harvard Business School and a BA from the University of Colorado.

President of ADA-ES, Dr. Michael Durham, stated, "I am extremely pleased to welcome Dick to ADA-ES' Board. His financial acumen and extensive advisory experience with small-cap public companies make him an excellent choice as a Board member and Audit Committee Chair. We are confident that he will make important contributions during this exciting time in ADA-ES' development, and look forward to benefiting from his expertise."

About ADA-ES
Headquartered in Littleton, Colorado, ADA-ES, Inc. develops and implements proprietary environmental technology and specialty chemicals that mitigate the environmental impact from electric power and industrial companies while reducing operating costs. ADA-ES is included on the Russell Microcap (TM) Index.



This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide a "safe harbor" for such statements in certain circumstances. These statements include the Company's expectations regarding future revenues or other financial measures, anticipated projects and new contracts, anticipated growth in the market and similar items. Such statements involve significant uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing economic conditions and market demand for ADA-ES' products and services, changes in technology, failure to satisfy performance guarantees, federal funding, laws or regulations, results of demonstrations of the Company's and other licensed technologies, operational difficulties, availability of skilled personnel, and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.


Contact:
ADA-ES, Inc.			-or-	        Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President    The Equity Group Inc.
Mark H. McKinnies, CFO				  www.theequitygroup.com
(303) 734-1727		                    Loren G. Mortman
www.adaes.com                              (212) 836-9604
						        LMortman@equityny.com



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